Exhibit 10.1

Business Sensitive

CarrAmerica Realty Corporation

Guidelines for Named Executive Officer Compensation

Program

Reviewed and Approved by Executive Compensation Committee

January 27, 2005

I. Overview

The purpose of the Named Executive Officer Compensation Program (the “Program”) is to attract, motivate, and retain highly qualified and experienced executives who will perform in the long-term interests of CarrAmerica Realty Corporation (the “Company”) and its stockholders. The Program applies to the five named executive officers (“NEOs”) of the Company—the Chairman of the Board & Chief Executive Officer, the President & Chief Operating Officer, the Chief Financial Officer, the Chief Investment Officer and the General Counsel. The Program, as it may be amended from time to time by the Executive Compensation Committee (the “ECC”) established by the Board of Directors of the Company (the “Board”), will remain in effect until such time as the ECC determines that the Program is no longer in the best interests of the Company and its stockholders. Nothing in the Program shall result in the formation of any employment contract for any term; all NEOs are considered at-will employees, unless an express written employment contract has been entered into and fully executed by both the NEO and a duly authorized representative of the Company. The Program is subject to amendment or termination by the ECC at any time and without notice.

The Program will benefit the Company by:

•	providing a compensation philosophy to guide the assessment, design and administration of the NEO compensation program;

•	minimizing to the extent practical the subjective element of individual performance ratings;

•	increasing the transparency of incentive compensation opportunities and payouts;

•	providing differentiation in incentive awards based on differing performance;

•	integrating annual compensation planning with the process for developing the annual business plan;

•	delineating the roles and responsibilities of the Board of Directors, the ECC, and Company management; and

•	providing stock ownership guidelines for NEOs.

Guidelines for Named Executive Officer Compensation Program

II. Program Design

A well-designed compensation strategy is critical to the Company’s ability to attract and retain a highly motivated, performance-oriented executive management team. With that in mind, the Program has been structured to (i) ensure that the NEOs are rewarded commensurate with the Company’s performance, (ii) provide competitive compensation opportunities that recognize individual performance and responsibility, and (iii) motivate the NEOs to strive to enhance stockholders’ long- and short-term value. To achieve these goals, each NEO’s total direct compensation (“TDC”) package will be based on three components:

1.	Base Salary

2.	Short-term Incentives

3.	Long-term Incentives

Base Salaries reflect job requirements and accountability, incumbent tenure, and experience. Adjustments may be considered based upon internal equity, as appropriate.

Short-term Incentives are annual cash awards that reward NEOs based on both the individual’s and the Company’s annual performance. Three primary annual performance criteria have been established for short-term incentives:

•	attainment of a specific target for funds from operations (FFO) per share;

•	achievement of individualized quantitative financial and operational goals related to the activities managed by that individual; and

•	a qualitative evaluation of each individual’s performance that takes into account factors such as quality of leadership, decision-making and long-term strategic planning.

Short-term incentive targets equal to a percentage of each NEO’s base salary are set by the ECC early in the fiscal year, and awarded in the first quarter following release of prior fiscal year earnings.

Long-term Incentives are designed to align the financial interests of the NEOs with those of the Company’s stockholders, and to reward NEOs based on the Company’s longer-term performance. Long-term incentive targets are established by the ECC early in the fiscal year. Long-term incentives are awarded on an annual basis based on the ECC’s evaluation of several criteria, including shareholder return over time and achievement of long-term goals. The ECC may utilize various forms of long-term incentives (e.g., stock options, stock value units, restricted stock units, or restricted stock) as components of the long-term incentive award. Each year, the ECC will evaluate the type of incentives that the NEOs will be eligible to receive; currently, the ECC favors the use of restricted stock to minimize the potential dilution of the Company’s earnings.

When setting the target value of the TDC for each of the NEOs under the Program, the ECC generally seeks to ensure that target TDC packages are competitive with those for executive officers of peer group REITs and, where appropriate, with general market peer group public companies (based on total market capitalization). The ECC reviews the TDC packages of each NEO on at least a biennial basis. In these reviews, the ECC generally retains an outside compensation consultant to advise and make recommendations to the ECC, including analyses of peer group compensation data.

Guidelines for Named Executive Officer Compensation Program

III. Incentive Performance Measurement Guidelines

Each NEO is expected to fully earn and be awarded their target incentives if they meet corporate financial objectives and the other established performance criteria. NEOs who exceed performance expectations will be awarded incentives in excess of targets, and conversely NEOs who fail to meet targeted performance criteria will be awarded incentives below targeted amounts.

The ECC will consider the following general guidelines when determining the amounts of incentive awards; however, all incentive awards are made at the discretion and based on the judgment of the ECC:

	Level of Performance	Incentive Range
Below Threshold	Failure to meet minimum Company performance targets	None

Threshold	Adequate performance in the judgment of the ECC, but fell short of meeting objectives	50% -99% of target incentive

Target	On balance, met the business objectives set by the Company and approved by the Board.	100% of target incentive

Superior	Above average to exceptional performance by industry standards.	101% - 150% of target incentive

IV. Stock Ownership Guidelines

The ECC has adopted the following guidelines for ownership of stock of the Company by each of the NEOs:

NEO	Multiple of Base Salary
COB/CEO	4 – 5 times
President/COO	3 – 4 times
CIO	2 – 3 times
CFO	2 – 3 times
GC	2 – 3 times

NEOs will be allowed five years from the approval by the ECC of stock ownership guidelines in January 2003 to reach guideline levels.

Consideration will be made for an individual’s personal financial circumstances in evaluating adherence to these guidelines. Relevant financial circumstances may include investments for education or property or other investments as the CEO deems warrant an exception.

Guidelines for Named Executive Officer Compensation Program

V. Authority to Make Revisions and Changes to the Program and Practices

The ECC has the authority to make revisions and changes to the Program as it deems appropriate.

/s/ Thomas Carr	/s/ Timothy Howard
Thomas Carr Chairman of the Board and Chief Executive Officer Date: January 27, 2005	Timothy Howard Chairman of the Executive Compensation Committee Date: January 27, 2005